Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GRI Bio, Inc.
La Jolla, CA
We consent to the inclusion in the Registration Statements on Form S-1 (Nos. 333-274972, 333-276205, 333-280323, 333-286072 and 333-291999), Form S-3 (Nos. 333-279348, 333-283234,333-272276, 333274972 and 333-293065), and Form S-8 (Nos. 333-284149, 333-289593, 333-255972 and 333-293063) of GRI Bio, Inc. (“the Company”), of our report dated March 14, 2025, on our audits of the consolidated financial statements of GRI Bio, Inc. as of December 31, 2024, for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about January 29, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC
Draper, UT
January 29, 2026